ISSUER FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-156695
Dated January 5, 2012

UBS Investment Bank today announced coupon payments for seven ETRACS ETNs (the “ETNs”), all traded on the NYSE Arca. The seven ETNs are linked to:

Alerian MLP Indexes

—	ETRACS Alerian MLP Infrastructure ETN (Ticker: MLPI)
—	ETRACS 2x Monthly Leveraged Long Alerian MLP Infrastructure ETN (Ticker: MLPL)
—	ETRACS Alerian Natural Gas MLP Index ETN (Ticker: MLPG)

The Wells Fargo MLP Index

—	ETRACS Wells Fargo MLP ETN (Ticker: MLPW)

The Wells Fargo Business Development Company Index

—	ETRACS Wells Fargo Business Development Company ETN (Ticker: BDCS)
—	ETRACS 2x Leveraged Long Wells Fargo Business Development Company ETN (Ticker: BDCL)

The Fisher-Gartman Risk Index

—	ETRACS Fisher-Gartman Risk On ETN (Ticker: ONN)

The table below summarizes the relevant coupon information for the seven ETNs:

Name	Coupon Valuation Date	Ex-Date	Record Date	Payment Date	Coupon Amount per Note	Current Yield (annualized) *
ETRACS Alerian MLP Infrastructure ETN (Ticker: MLPI)	12/30/2011	01/11/2012	01/13/2012	01/24/2012	$0.4060	4.91%

ETRACS 2x Monthly Leveraged Long Alerian MLP Infrastructure ETN (Ticker: MLPL)	12/30/2011	01/11/2012	01/13/2012	01/24/2012	$0.9593	9.43%

ETRACS Alerian Natural Gas MLP Index ETN (Ticker: MLPG)	12/29/2011	01/11/2012	01/13/2012	01/24/2012	$0.4202	5.66%

ETRACS Wells Fargo MLP ETN (Ticker: MLPW)	12/23/2011	01/11/2012	01/13/2012	01/24/2012	$0.3457	5.08%

ETRACS Wells Fargo Business Development Company ETN (Ticker: BDCS)	12/30/2011	01/11/2012	01/13/2012	01/24/2012	$0.4654	9.16%

ETRACS 2x Leveraged Long Wells Fargo Business Development Company ETN (Ticker: BDCL)	12/30/2011	01/11/2012	01/13/2012	01/24/2012	$0.8197	18.74%

ETRACS Fisher- Gartman Risk On ETN (Ticker: ONN)	12/30/2011	01/11/2012	01/13/2012	01/24/2012	$0.2510	1.00%

* “Current Yield” equals the current Coupon Amount annualized and divided by the closing price of the ETNs on December 30, 2011, or, if the closing price is not available on December 30, 2011, the previous available closing price, and rounded to two decimal places for ease of analysis. The Current Yield is not indicative of future coupon payments, if any, on the ETNs. You are not guaranteed any coupon or distribution amount under the ETNs.

Contact

Tel.: +1-800-ETRACS-5

etracs@ubs.com

www.etracs.com

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275). Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results.

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Alerian MLP Infrastructure Index, Alerian Natural Gas MLP Index, Alerian MLP Infrastructure Total Return Index, AMZI, AMZIX and ANGI are trademarks of GKD Index Partners, LLC d/b/a Alerian and their use is granted under a license from GKD Index Partners. Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index and Wells Fargo® Master Limited Partnership Index are trademarks of Wells Fargo & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index or ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index. WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, ETRACS WELLS FARGO MLP INDEX, OR ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. “MBF Index Holdings, LLC”, “The Fisher-Gartman Risk Index”, “The Fisher-Gartman Equity Subindex” and “The Fisher-Gartman Sovereign Bond Subindex” are trademarks of MBF Index Holdings, LLC and have been licensed for use by UBS AG. The ETRACS Fisher-Gartman Risk On ETN and ETRACS Fisher-Gartman Risk Off ETN are not issued by, sponsored, endorsed, sold or promoted by MBF Index Holdings, LLC or its affiliates and MBF Index Holdings, LLC makes no representation regarding the advisability of investing in the product. MBF Index Holdings, LLC does not guarantee that the Index referenced by the product has been accurately calculated and shall not have any liability for any error in the calculation. Other marks may be trademarks of their respective owners. All rights reserved. UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg.

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